SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 20, 2005

APPLIED MICROSYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

WASHINGTON (State or other jurisdiction of incorporation or organization)	0-26778 (Commission File Number)	91-1074996 (I.R.S. Employer) Identification No.)

4580 Klahanie Dr. SE, #503, Issaquah, WA 98029
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     On June 20, 2005, the board of directors of Applied Microsystems Corporation (the “Company”), in accordance with the Company’s plan of complete liquidation and dissolution (the “Plan of Dissolution”), approved a final liquidating distribution of $0.0651 per share to the shareholders of record of the Company’s common stock as of June 30, 2003, the date the Company closed its share transfer records. The receipt of cash by the Company’s shareholders as a result of the liquidating distribution will be a taxable transaction for federal income tax purposes. Shareholders are encouraged to consult their own tax advisors for a full understanding of the tax consequences of the liquidating distribution.

     The Company filed its articles of dissolution with the Washington Secretary of State on June 30, 2003, which became effective upon filing. The Company instructed its transfer agent to close the share transfer records of the Company as of the close of business on June 30, 2003, and to no longer recognize or record any transfers of shares of the Company’s common stock after such date. The Company’s board of directors set June 30, 2005, as the record date for the final liquidating distribution. However, because the Company’s stock transfer books were closed effective as of the close of business on June 30, 2003, the final liquidating distribution will be made only to the shareholders of record at the close of business on June 30, 2003, except as may be necessary as a result of any assignments by will, intestate succession or operation of law.

     Pursuant to the Plan of Dissolution, the final distribution shall be in complete redemption and cancellation of all of the outstanding shares of the Company’s common stock. As a result, by virtue of the final distribution and without any action on the part of the holders of any of the Company’s securities, upon the final distribution each share of the Company’s common stock outstanding immediately prior to the final distribution will be cancelled and extinguished. The Company’s letter to shareholders detailing the final distribution is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Letter to Shareholders dated July 1, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Microsystems Corporation
July 1, 2005	/s/ Stephen J. Verleye
By: Stephen J. Verleye
Its: Director

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Letter to Shareholders dated July 1, 2005

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